Exhibit 10 (b)(1)

AMENDMENT TO THE
PROTECTIVE LIFE CORPORATION
LONG-TERM INCENTIVE PLAN

Protective Life Corporation (the “Company”) hereby amends Section 10 of the Protective Life Corporation Long-Term Incentive Plan to read in its entirety as follows, effective as of December 31, 2005:

“10.  Change in Control.

“(a) Accelerated Vesting and Payment. Subject to the provisions of Section 10(b), in the event of a Change in Control, each Option and Stock Appreciation Right shall promptly be canceled in exchange for a payment in shares of Common Stock or in cash (at the discretion of the Committee) of an amount equal to the excess of the Change in Control Price over the exercise price for such Option or the base price for such Stock Appreciation Right, whichever is applicable; and the Restricted Period applicable to all shares of Restricted Stock or Restricted Units shall expire and all such shares shall become nonforfeitable and immediately transferable.

“(b) Alternative Awards. Notwithstanding the provisions of Section 10(a), no cancellation, acceleration of exercisability, vesting, issuance of shares, cash settlement or other payment shall occur with respect to any Award or any class of Awards if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award or class of Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award") by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or which will be so traded within 60 days following the Change in Control;

(ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined by the Committee as constituted immediately prior to the Change in Control, in its sole discretion, promptly after the Change in Control); and

(iv) have terms and conditions which provide that if the Participant's employment is involuntarily terminated or constructively terminated (other than for Cause) upon or following such Change in Control, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

For this purpose, a constructive termination shall mean a termination of employment by a Participant following a material reduction in the Participant's compensation, a material reduction in the Participant's responsibilities or the relocation of the Participant's principal place of employment to another location a material distance farther away from the Participant's home, in each case, without the Participant's prior written consent.

“(c) In the event of a Change in Control, each Participant shall be deemed to have earned Performance Shares with respect to each of his or her Performance Share Awards outstanding at the date of such Change in Control. The number of Performance Shares so earned for each Award shall be computed by determining the number of Performance Shares that would have been paid if the subject Award Period had ended on the December 31 immediately preceding the Change in Control (based on the conditions set by the Committee for payment of Performance Share Awards for the subject Award Period), provided that in no event shall the number of Performance Shares earned be less than the aggregate number of Performance Shares at the target performance level (as identified in the applicable Award letter) with respect to such Award. Performance Share Awards granted in the year of the Change in Control shall be earned at the same percentage as Awards granted in the year preceding the year of the Change in Control. Each Performance Share so earned shall either (1) be paid in shares of Common Stock or (2) be canceled in exchange for an immediate payment in cash of an amount based upon the Change in Control Price, in the discretion of the Committee.”

IN WITNESS WHEREOF, the Company has executed this document as of December 29, 2005.

PROTECTIVE LIFE CORPORATION

by:  /s/ John D. Johns
John D. Johns
Chairman of the Board,
President and Chief
Executive Officer